                                                                     EXHIBIT 5.1


                                                               November 22, 1995


Silicon Valley Group, Inc.
2240 Ringwood Avenue
San Jose, CA 95131

     RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:


     We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on November 22, 1995, (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 1,750,000 shares of your Common Stock (the "Shares") to be sold by one of your stockholders (the "Selling Stockholder"). As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the sale of the Shares by the Selling Stockholder in the manner set forth in the Registration Statement in the section entitled "Plan of Distribution".



     It is our opinion that the Shares, when sold by the Selling Stockholder in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.


     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part hereof, and any amendments thereto.

                                          Very truly yours,


                                          WILSON SONSINI GOODRICH & ROSATI

                                          Professional Corporation